ROSETTA RESOURCES INC. PROVIDES OPERATIONAL UPDATE AND ANNOUNCES 2009 CAPITAL BUDGET

HOUSTON, December 16, 2008 (GlobalNewswire) – Rosetta Resources Inc. (“Rosetta”) (NASDAQ: ROSE) today provided an update on several operational and financial matters and announced its approved 2009 capital budget. In announcing these items, Randy Limbacher, Rosetta’s CEO and president commented, “While the environment continues to be challenging for our industry, Rosetta is taking actions to strengthen our competitive position, create options and flexibility for managing through the downturn, and build a very viable company for the future. Although we will remain prudent, we believe the current environment offers a unique opportunity to accelerate our progress now that the Calpine lawsuit is behind us.” Among its recent achievements, Rosetta announced the following:

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On December 1, 2008 the Company closed the previously announced settlement with Calpine. In conjunction with closing, the Company will begin reporting revenues, production and reserves for the non-consent properties acquired as part of settlement, which currently produce approximately 3 MMcfe/d.

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The Company affirmed that it is on track to achieve the mid-point of its 2008 annual production goal of 140-150 MMcfe/d. In addition, the Company expects to achieve a 2008 exit rate of between 150-160 MMcfe/d.

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Production operations from all properties affected by Hurricane Ike are now restored. By year-end, the Company expects volumes from the combined Sabine Lake and offshore Gulf of Mexico properties to be at full pre-storm rates of about 25 MMcfe/d. The Company also launched a formal process to divest these non-core properties.

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Recently, the Company reached agreement with Constellation Energy to purchase their Rocky Mountain and South Texas properties. The properties currently produce about 12 MMcfe/d net. The Rocky Mountain properties consist of a 90 percent working interest in a 1,280-acre position on the Pinedale Anticline. In South Texas, the Company acquired a 70 percent working interest in certain properties in the Catarina field, and a 35 percent interest in a significant acreage position in the area that is prospective for the Eagle Ford shale. The Rocky Mountain transaction closed on December 11, 2008 and the South Texas transaction is expected to close before year-end.

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In addition, the Company has reached agreement to purchase the remaining 10 percent working interest in the aforementioned Rocky Mountain property and will become operator upon closing, pending a brief transition. This transaction is expected to close in the first quarter of 2009.

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These acquisitions, combined with the earlier Calpine and Petroflow San Juan Basin acquisitions, brings Rosetta’s 2008 acquisition spending to $117 million. In aggregate, these transactions added 18 MMcfe/d of production volumes and 61 Bcfe of proved reserves. These  transactions also added over 200 Bcfe of low risk probable and possible resource inventory.

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Rosetta also recently added acreage to its growing position in the Eagle Ford shale. Including the acreage from the Constellation properties and newly acquired leasehold, the Company now holds over 25,000 net acres in this play.

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Finally, the Company has also successfully reaffirmed its existing borrowing base of $400 million.  Including approximately $30 million of cash on hand, the company expects to have in excess of $200 million of liquidity going into 2009.

Rosetta today also announced that its Board of Directors has approved a 2009 capital budget of up to $250 million. This budget can be internally funded at average commodity prices of $7.00 per Mcfe and $70.00 per barrel. However, in approving this budget, the Company also reiterated its intention to adjust the budget, as appropriate, in order to live within cash flow from its properties.

Of the proposed budget, approximately 70 percent, or approximately $175 million, is earmarked for identified core area development programs. Rosetta believes this level of funding is sufficient to fully offset the offshore and State Waters volumes intended for sale, thus allowing the Company to maintain production in the 140 -150 MMcfe/d range for 2009.

Cash flow permitting, another 10 percent of the approved budget is earmarked for additional testing of new or emerging plays where Rosetta has already acquired a position. Approximately 20 percent of the approved budget is being held for either identified organic opportunities or additional producing property acquisitions.

The Company also confirmed its 2009 hedge position of 52 BBtu/d of fixed price swaps at $7.65/MMbtu and an additional 5 BBtu/d of costless collars with a floor of $8/MMbtu and a ceiling of $10/MMbtu.

Limbacher further commented, “Closing the Calpine settlement provided the long-awaited flexibility to execute Rosetta’s business plan. We want our stakeholders to know that we are balancing liquidity while moving with discipline and conviction to transition our Company into a true onshore domestic unconventional resource player. We will continue to develop additional organic opportunities, remain alert for prudent acquisitions and proceed with our property sales. We are not immune to the pressures of the current environment, but our improved production base, growing organic inventory, significant financial capacity and strong organization give us a lot to be excited about. We want people to stay tuned in 2009.”

Rosetta Resources Inc. is an independent oil and gas company engaged in the acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, the Rocky Mountains, the Lobo and Perdido trends of South Texas, and the Gulf of Mexico. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements:

The statements set forth in this release regarding estimated or anticipated development and drilling plans, capital expenditures and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, such as drilling results, oil and gas prices, industry conditions, weather conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. These risks are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.  Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com